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                                                                    EXHIBIT 99.1

                     RETENTION AND NONCOMPETITION AGREEMENT

    THIS RETENTION AND NONCOMPETITION AGREEMENT (this "Agreement"), dated as of October 23, 1995, is by and between DIMAC Corporation, a Delaware corporation (the "Company"), Heritage Media Corporation, an Iowa corporation ("Parent"), and Michael T. McSweeney ("Executive").

    WHEREAS, Executive is the Chairman and Chief Executive Officer of the Company; and

    WHEREAS, concurrently herewith, each of Parent and the Company has executed and delivered an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"); and

    WHEREAS, capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement; and

    WHEREAS, in order to provide reasonable assurances to Parent to enter into the Merger Agreement, the Executive is willing to enter into this Agreement upon the terms and conditions set forth herein; and

    WHEREAS, the Company wishes to continue to retain Executive in its employ, to receive Executive's assistance in the consummation of the Merger and to provide continuity of management of the Company before and after the Merger; and

    WHEREAS, Executive has agreed to continue his employment with the Company, to assist in the consummation of the Merger and to participate in the management of the Company before and after the Merger, provided that the Company and Parent enter into this Agreement;

    NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    1.  TERM OF AGREEMENT.

    (a) This Agreement shall become effective on the Effective Date and shall continue until the earliest of:

        (i) the date Company terminates it for "Cause;"

        (ii) the death or total disability of Executive,

       (iii) the date Executive terminates it for any reason other than a breach of this Agreement by Company, or

       (iv) December 31, 1998.

    (b) For purposes of this Agreement, the term "Cause" shall mean (i) Executive's conviction for any action constituting a criminal felony (other than automobile related violations); (ii) Executive's willful and continued refusal to follow reasonable instructions of the Board of Directors of the Company which are material to the Company's operations or prospects and only after the Board of Directors of the Company provides written notice to the Executive which identifies with reasonable specificity the manner in which the Executive refused to follow such instructions and Executive has been provided a reasonable opportunity to cure such deficiency; (iii) at any time prior to July 1, 1997, Executive devoting less than substantially all of his full time during normal business hours to the Company and which is not promptly cured after written notice from the Board of Directors of the Company to the Executive; or (iv) at any time on and after July 1, 1997, Executive devoting materially less than the scheduled amount of his time during normal business hours to the Company (the scheduling of which will be at the discretion of the Company upon reasonable advance notice to the Executive, but which will be in increments of not less than one full day and not to exceed 10 days in any calendar month) and which is not promptly cured after written notice from the Board of Directors of the Company to the Executive.
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    (c)  It is contemplated that, prior to  July 1, 1997, Executive shall remain located in the metropolitan area in which the Company's corporate headquarters are currently located; provided, however, Executive may from time to time be required to do such travelling as the Board of Directors of the Company may reasonably request. If the Company should require Executive to relocate more than 30 miles, Executive may terminate his employment and such termination shall be deemed to be a termination by Company without "Cause," thereby entitling Executive to receive the base salary payable hereunder, plus medical/health benefits, through December 31, 1998.

    2.  COMPENSATION, BENEFITS AND RESPONSIBILITIES.

    (a) The Merger shall not result in any diminution of, or adverse change  in,
(i) the scope of Executive's duties and responsibilities for the Company, (ii) Executive's title, organizational position and reporting relationship(s) within the Company, (iii) Executive's base salary (using the annual rates in effect on October 9, 1995), target bonus, bonus plan parameters and employee benefits (it being understood that the changes, if any, employee benefits shall be viewed in their entirety and not on a plan by plan basis). Notwithstanding the foregoing, it is understood and acknowledged that Executive intends to devote only a portion of his business time to the Company on and after July 1, 1997 and will relinquish his title and responsibilities as chief executive officer at such time.

    (b) Executive's bonus with respect to the year ended December 31, 1995 shall be paid in accordance with the terms of the bonus plan as in effect on the date hereof and shall exclude any financial impact resulting from the Merger or the costs associated with the Company's cancelled public equity offering.

    (c) With respect to periods on and after July 1, 1997, Executive will be reimbursed for normal travel expenses from his residence to and from St. Louis (or such other requested location for the performance of his services).

    3. STOCK OPTIONS. Executive shall be entitled, in his sole discretion, to elect to "roll-over" (in whole or in part) his fully-vested outstanding employee stock options granted under the Company's stock option plans into an equivalent dollar amount of fully-vested employee stock options under Parent's non-qualified stock option plan. Such rolled-over options will be structured to expire 10 years from the date of original grant by the Company; however, such options will terminate upon the Executive's retirement from his employment with the Company pursuant to the terms of Parent's stock option plan. Executive has advised Parent that his present intention is to make an affirmative election to participate in such roll-over on the Effective Date.

    4.  COVENANT NOT TO COMPETE.

    (a) Executive hereby agrees that for a period commencing on the date hereof and ending two years after the date on which Executive's employment with the Company terminates, unless the prior written approval of the Board of Directors of the Company is obtained, the Executive will not, directly or indirectly, as an officer, employee, consultant, partner, beneficial or record stockholder or otherwise, participate, engage in, own or invest in any business (other than as a holder of not more than 5% of the capital stock of a publicly held corporation) which is engaged, in providing direct marketing services in the United States.

    (b) Executive acknowledges that compliance with the provisions of Section 4(a) hereof is necessary to protect the goodwill and other proprietary rights of the Company and that failure to comply with the provisions of Section 4(a) hereof will result in irreparable and continuing damage to the Company for which there would be no adequate remedy at law. In the event that Executive shall fail to comply with the provisions of Section 4(a) hereof, the Company and its successors and assigns shall be entitled to injunctive relief in addition to such other relief as may be appropriate at law in order to ensure compliance with the provisions of Section 4(a) hereof.

    (c) Executive shall be released from the restrictions of this Section 4(a) if the Company terminates Executive's employment hereunder without "Cause."

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    5.  ASSIGNMENT; SUCCESSORS  IN INTEREST.  The  terms and conditions of  this
Agreement shall inure to the benefit of and be binding upon the successors and assigns (whether direct or indirect, by purchase, merger or reorganization) to all or substantially all of the business or assets of the Company and/or the Parent, and the heirs, executors and personal representatives of Executive.

    6. WAIVER. Failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

    7. ATTORNEY'S FEES. If Executive prevails with respect to the resolution of any dispute hereunder, he shall be entitled to reasonable attorney's fees, arbitration costs and any court costs associated with any legal action brought by him to enforce his rights under this Agreement.

    8. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.

    9. NOTICE. Any notice, consent, demand, request, approval or other communication to be given hereunder by any party to another shall be deemed to have been duly given if given in writing and personally delivered or sent by overnight delivery service, telegram, facsimile transmission, telex or United States mail, registered or certified, postage prepaid, with return receipt requested, to the following addresses:

If to the Company:  One Corporate Woods Drive
                    Bridgeton, Missouri 63044
                    Attention: President

If to the Parent:   One Galleria Tower
                    13355 Noel Road, Suite 1500
                    Dallas, Texas 75240

If to Executive:    Such address as indicated on the
                    payroll records of the Company

Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the third calendar day after posting, in the case of notice so given by overnight delivery service, on the date of actual delivery and, in the case of notice so given by telegram, facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

    10. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to its subject matter and supersedes any and all prior understandings, agreements or correspondence between the parties.

    11. TERMINATION OF AGREEMENT. In the event that the Merger is not consummated, then either the Company or the Executive may terminate this Agreement without liability, whereupon it shall become void and of no further force or effect.

    12. AMENDMENT OF AGREEMENT. This Agreement may not be amended or extended in any respect except by a writing signed not only by all parties hereto.

    13. ARBITRATION. All disputes, differences and controversies arising under or in connection with this Agreement shall be settled and finally determined by arbitration in the city of St. Louis, Missouri under the prevailing rules of the American Arbitration Association. Any party hereto shall be entitled to cause judgment on the decision or award of the arbitrator(s) to be entered by any court of competent jurisdiction.

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    14.   GOVERNING LAW.   The laws of  the State of  Missouri shall govern this
Agreement, its terms and conditions, and the rights and obligations of the parties hereto.

    THIS AGREEMENT CONTAINS ARBITRATION PROVISIONS WHICH MAY BE ENFORCED BY THE PARTIES HERETO.

    IN WITNESS WHEREOF, this Agreement has been executed by the undersigned as of the date first above written.

                                          DIMAC Corporation

                                          By:        /s/ TIMOTHY G. BEFFA

                                          --------------------------------------

                                          Heritage Media Corporation

                                          By:        /s/ DAVID N. WALTHALL

                                          --------------------------------------

                                                 /s/ MICHAEL T. MCSWEENEY
                                          --------------------------------------
                                                   MICHAEL T. MCSWEENEY

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